TBS International Limited Announces the Acquisition of Two Sister Tweendeckers Expanding its Fleet to 42 Vessels

HAMILTON, BERMUDA – December 17, 2007 – TBS International Limited (NASDAQ: TBSI) announced today that it has entered into agreements to acquire two sister tweendeckers, the M.V. Wedellsborg and the M.V. Frijsenborg. TBS has agreed to acquire these vessels en bloc for $46 million charter free and they are expected to be delivered to the Company in the first quarter of 2008.

The M.V. Wedellsborg, to be renamed the M.V. Ottawa Princess, is a 1987 built tweendecker of 22,800 dwt and the M.V. Frijsenborg, to be renamed the M.V. Caribe Maiden, is also a 1987 built 22,800 dwt tweendecker.

In addition to these two vessels, TBS also expects to take delivery of three handysize bulk carriers (the MVs Oneida Princess, Mohave Maiden, and Zuni Princess) and one additional multipurpose tweendecker (the M.V. Hopi Princess) by the end of the first quarter 2008. Once TBS takes delivery of all the above vessels, its fleet will comprise of 42 vessels in total with an aggregate of 1,224,523 dwt, including 23 tweendeckers and 19 handymax / handysize bulk carriers. TBS also has on order with Chinese shipyards six newly-designed multipurpose tweendecker vessels with scheduled delivery of two vessels in 2009 and four vessels in 2010.

Joseph E. Royce, Chairman, Chief Executive Officer and President, stated: “Given the shortage of tweendecker vessels in the second-hand market, we are particularly pleased to announce the acquisition of these two sistership tweendeckers thereby expanding our fleet to 42 vessels. We believe that our prudent and selective approach to vessel acquisitions has enabled us to acquire high quality second-hand vessels that will improve our customer service capabilities.”

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Mediterranean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the buyer and seller of the vessel to satisfy customary conditions to our obligation to purchase the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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For more information, please contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: nbornozis@capitallink.com